Exhibit 99.1

Associated Grocers of
Florida, Inc. and
Subsidiaries

Consolidated Financial Report
July 29, 2017

Contents

Independent auditor’s report	1

Financial statements

Consolidated balance sheets	2-3

Consolidated statements of comprehensive income	4

Consolidated statements of members’ investment	5-6

Consolidated statements of cash flows	7

Notes to consolidated financial statements	8-25

Independent Auditor’s Report

To the Board of Directors
Associated Grocers of Florida, Inc.
Pompano Beach, Florida

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Associated Grocers of Florida, Inc. and its Subsidiaries, which comprise the consolidated balance sheets as of July 29, 2017 and July 30, 2016, and the related consolidated statements of comprehensive income, members’ investment and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, financial statements).

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Grocers of Florida, Inc. and its Subsidiaries as of July 29, 2017 and July 30, 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

West Palm Beach, Florida
November 2, 2017

Associated Grocers of Florida, Inc. and Subsidiaries

Consolidated Balance Sheets
July 29, 2017 and July 30, 2016
	2017	2016
Assets

Current assets:
Cash	$8,440,211	$7,956,043
Accounts receivable, net of allowance for doubtful accounts 2017 $1,087,820; 2016 $990,328	35,439,475	30,086,108
Current portion of notes receivable, net of allowance for doubtful notes 2017 and 2016 $74,351, respectively	2,115,778	2,263,118
Inventories	35,438,783	35,125,281
Prepaid expenses	1,101,289	1,046,332
Deferred income taxes	1,110,885	953,727
Properties held for sale	17,151,824	6,641,857
Total current assets	100,798,245	84,072,466

Property and equipment, net	54,321,725	49,174,891
Property and equipment under capital leases	1,192,182	1,327,869
Notes receivable, net of current portion and allowance for doubtful notes 2017 and 2016 $355,813, respectively	4,145,371	4,576,167
Intangible assets, net	1,576,540	1,860,684
Other than temporarily idle property	—	17,222,439
Other assets	721,710	1,194,935

Total assets	$162,755,773	$159,429,451

(Continued)

Associated Grocers of Florida, Inc. and Subsidiaries

Consolidated Balance Sheets (Continued)
July 29, 2017 and July 30, 2016

	2017	2016
Liabilities and Members’ Investment

Current liabilities:
Accounts payable and accrued expenses	$49,469,785	$42,025,838
Current portion of long-term debt	5,047,553	20,470,029
Current portion of capital lease obligations	544,524	1,400,938
Total current liabilities	55,061,862	63,896,805

Long-term debt, net of current portion	49,631,817	41,802,905
Capital lease obligations, net of current portion	675,868	685,320
Deferred income taxes	6,126,422	5,321,656
Other liabilities	1,981,957	3,733,019
Total liabilities	113,477,926	115,439,705

Commitments and contingencies (Note 5)

Members’ investment:
Common stock, Class A voting, $100 stated value – 40,000 shares authorized; 2,550 and 2,610 shares issued and outstanding in 2017 and 2016, respectively	255,000	261,000
Common stock, Class B nonvoting, $5 stated value – 3,000,000 shares authorized; 79,502 and 106,338 shares issued and outstanding in 2017 and 2016, respectively	397,510	531,690
Common stock, Class C nonvoting, $5 stated value – 5,000,000 shares authorized; 433,406 and 494,261 shares issued and outstanding in 2017 and 2016, respectively	2,167,030	2,471,305
Common stock, Class D nonvoting, $5 stated value – 5,000,000 shares authorized;1,547,511 and 1,478,869 issued and outstanding in 2017 and 2016, respectively	7,737,555	7,394,345
Additional paid-in capital	4,550,053	4,634,226
Retained earnings	34,807,774	31,023,075
Accumulated other comprehensive loss	(637,075)	(2,325,895)
Total members’ investment	49,277,847	43,989,746

	$162,755,773	$159,429,451

See notes to consolidated financial statements.

Associated Grocers of Florida, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income
Years Ended July 29, 2017 and July 30, 2016
	2017	2016

Revenues	$754,997,316	$750,962,190

Cost of revenues	643,878,599	642,643,306
Gross profit	111,118,717	108,318,884

Operating and administrative expenses	70,697,672	68,436,807
Other income	(297,441)	(51,743)
Total operating expenses	70,400,231	68,385,064

Income from operations	40,718,486	39,933,820

Other income (expense):
Interest expense	(3,763,927)	(4,839,079)
Interest income	387,804	274,798
	(3,376,123)	(4,564,281)

Income before patronage and income tax expense	37,342,363	35,369,539

Patronage:
Direct	24,495,723	24,252,849
Year-end	6,389,785	5,496,896

Income before income tax expense	6,456,855	5,619,794

Income tax expense	2,672,156	2,625,593

Net income	3,784,699	2,994,201

Other comprehensive income, net of tax:
Unrealized gain on derivative instruments, net of change in deferred tax asset 2017 $1,018,924; 2016 $6,685	1,688,820	27,110

Comprehensive Income	$5,473,519	$3,021,311

See notes to consolidated financial statements.

Associated Grocers of Florida, Inc. and Subsidiaries

Consolidated Statements of Members’ Investment
Years Ended July 29, 2017 and July 30, 2016

	Common Stock Class A	Common Stock Class B	Common Stock Class C	Common Stock Class D

Balance, July 25, 2015	$255,000	$540,970	$2,318,980	$7,591,405
Class A common stock issued	15,000	—	—	—
Conversion of buying deposits into Class B common stock (Note 6)	—	10,180	—	—
Class B common stock issued in exchange for Class C	—	4,375	(4,375)	—
Class C common stock issued in exchange for Class B	—	(17,405)	17,405	—
Class D common stock issued in exchange for Class C	—	—	(99,855)	99,855
Class C common stock issued in exchange for Class D	—	—	78,725	(78,725)
Year-end patronage paid-in common stock	—	5,850	173,610	93,365
Net income	—	—	—	—
Other comprehensive income	—	—	—	—
Redemption of stock of resigned members	(9,000)	(12,280)	(13,185)	(311,555)
Balance, July 30, 2016	261,000	531,690	2,471,305	7,394,345
Class A common stock issued	4,500	—	—	—
Conversion of buying deposits into Class B common stock (Note 6)	—	7,260	—	—
Class B common stock issued in exchange for Class C	—	1,715	(1,715)	—
Class C common stock issued in exchange for Class B	—	(113,375)	113,375	—
Class D common stock issued in exchange for Class C	—	—	(579,305)	579,305
Class C common stock issued in exchange for Class D	—	—	5,970	(5,970)
Year-end patronage paid in common stock	—	5,820	160,270	86,600
Net income	—	—	—	—
Other comprehensive income	—	—	—	—
Redemption of stock of resigned members	(10,500)	(35,600)	(2,870)	(316,725)

Balance, July 29, 2017	$255,000	$397,510	$2,167,030	$7,737,555

See notes to consolidated financial statements.

Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Members’ Investment

$4,897,399	$28,028,874	$(2,353,005)	$41,279,623
—	—	—	15,000
66,542	—	—	76,722
—	—	—	—
—	—	—	—
—	—	—	—
—	—	—	—
1,778,575	—	—	2,051,400
—	2,994,201	—	2,994,201
—	—	27,110	27,110
(2,108,290)	—	—	(2,454,310)
4,634,226	31,023,075	(2,325,895)	43,989,746
—	—	—	4,500
62,342	—	—	69,602
—	—	—	—
—	—	—	—
—	—	—	—
—	—	—	—
2,170,605	—	—	2,423,295
—	3,784,699	—	3,784,699
—	—	1,688,820	1,688,820
(2,317,120)	—	—	(2,682,815)

$4,550,053	$34,807,774	$(637,075)	$49,277,847

Associated Grocers of Florida, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended July 29, 2017 and July 30, 2016
	2017	2016
Cash flows from operating activities:
Net income	$3,784,699	$2,994,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,152,835	4,703,982
Deferred income tax provision	2,336,428	130,092
Provision for recoveries of doubtful accounts	97,492	(35,734)
Loss on disposal of property and equipment held under capital lease	75,600	—
Patronage paid-in stock	2,423,298	2,051,400
Change in operating assets and liabilities:
Accounts receivable	(5,450,859)	2,124,275
Inventories	(313,502)	861,661
Prepaid expenses and other current assets	(54,957)	133,627
Accounts payable and accrued expenses	8,003,977	(1,956,019)
Year-end patronage payable	(560,030)	188,294
Rent deposits	(218,503)	22,139
Net cash provided by operating activities	14,276,478	11,217,918

Cash flows from investing activities:
Purchases of property and equipment	(1,578,675)	(597,070)
Advances on notes receivable	(2,241,683)	(3,999,292)
Repayments of notes receivable	2,819,819	2,513,714
Decrease in other assets	473,225	539,688
Net cash used in investing activities	(527,314)	(1,542,960)

Cash flows from financing activities:
Borrowings on long-term debt	479,253	536,671
Principal payments on long-term debt and capital lease obligations	(6,722,736)	(7,587,939)
Deferred loan costs	(103,717)	(178,038)
Net payments on long-term revolving line of credit	(2,776,539)	(1,786,280)
Change in long-term deposits and other liabilities	(1,462,957)	1,583,685
Class A common stock issued to new members	4,500	15,000
Redemption of stock of resigned members	(2,682,800)	(2,454,310)
Net cash used in financing activities	(13,264,996)	(9,871,211)

Net increase (decrease) in cash	484,168	(196,253)
Cash:
Beginning of year	7,956,043	8,152,296

End of year	$8,440,211	$7,956,043

See notes to consolidated financial statements.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies
Nature of business: Associated Grocers of Florida, Inc. and Subsidiaries (the Company) is a Florida corporation, operating primarily on a cooperative basis and is owned by its members who are grocery retailers. The Company operates as a wholesale distributor for food products as well as certain nonfood products, household and personal care items usually sold by retail supermarkets and convenience stores located throughout the state of Florida, the Caribbean Basin and Central and South America. Due to the structure of this cooperative organization, a substantial amount of business is transacted between the Company and its shareholder members, which include members of its Board of Directors.
The Company has real estate holdings, which consist primarily of warehouses. The real estate holdings support the cooperative wholesale and the international wholesale operations. A portion of the holdings are leased to third parties, a portion is classified as held for sale and a portion is classified as other than temporarily idle property and equipment. The Company’s real estate holdings are located in Florida and the Bahamas.
A summary of the Company’s significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the accounts of Associated Grocers of Florida, Inc. and its wholly owned subsidiaries. As of July 29, 2017, active wholly owned subsidiaries are as follows: A/G International Agency, Inc., American Commerce Centers, Inc., Blue Nile Advertising, Inc., Market Improvement Company, International Distributors of Grand Bahama Limited and Safe Habor, Inc. During the year ended July 30, 2016, the Company dissolved the following wholly owned subsidiaries: Argent Group, Inc., P.B.F. Services, Inc., Price Buster Food 7505, Inc. and Valu-4-Le$$, Inc. Subsequent to July 29, 2017, the company dissolved two wholly owned subsidiaries, A/G International Agency, Inc. and Safe Harbor, Inc.. All intercompany balances have been eliminated upon consolidation.

Fiscal period: The Company reports on a fiscal year of 52 or 53 weeks ending on the last Saturday in July. The fiscal year ended July 29, 2017, consisted of 52 weeks and the fiscal year ended July 30, 2016, consisted of 53 weeks.

Use of estimates: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash: The Company maintains its cash primarily with two financial institutions. All accounts are generally held in either non-interest-bearing accounts or money market accounts, and the total amount held by these financial institutions may at times exceed federally-insured limits. The Company has not experienced any losses on such accounts.

Business and credit concentrations: The Company’s significant shareholder member group, whose representative is a member of the Board of Directors, accounted for approximately 29% and 31% of total revenues for each of the years ended July 29, 2017 and July 30, 2016, respectively, and approximately 20% and 21% of total trade accounts receivable as of July 29, 2017 and July 30, 2016, respectively.

Accounts receivable: The Company’s management establishes an allowance for doubtful accounts based upon certain factors, including credit risk of specific customers, historical trends and other information. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded as income when received.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
Notes receivable: Notes receivable represent amounts due from current customers. Notes receivables are due primarily over 12 to 84 months with interest recognized on the effective interest method at rates ranging from 5.0% to 8.25% maturing through 2022. Accrual of interest is discontinued when receivable payments are in default, unless there is sufficient evidence of a high probability of full recovery. Notes receivable are primarily secured by specific customers’ stock in the Company and a lien on their business.

The Company’s management establishes an allowance for doubtful notes based upon certain factors, including credit risk of specific members, historical trends and other information. Notes receivables are evaluated individually for impairment. Notes receivable are considered to be impaired when it is probable that the Company will be unable to collect all payments according to the receivable terms of the underlying agreements. Impairment is measured on a receivable-by-receivable basis based upon the present value of estimated future cash flows. As of July 29, 2017 and July 30, 2016, there were no impaired notes receivable on non-accrual status.

Inventories: Inventories, which consist primarily of grocery, dairy, frozen goods, health and beauty care, general merchandise, meat and produce, are stated at the lower of cost or market, utilizing the first-in, first-out (FIFO) method. The Company writes off unsalable inventory due to obsolescence, spoilage or damage. These write-offs which historically have not been significant, are determined based on certain factors including age of the inventory since received and physical observations of the inventory.

Property and equipment: Property and equipment is recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated service life of the related property or equipment. Estimated useful lives are 7 to 31½ years for buildings and improvements, three to ten years for fixtures and equipment and the shorter of the lease term or the estimated useful life for assets under capital lease. Property and equipment leased under arrangements, which substantially transfer the risks and rewards of ownership to the Company are accounted for as an acquisition of assets and the issuance of debt under a capital lease agreement.

Long-lived assets: The Company reviews long-lived assets and certain identifiable intangibles to be held and used by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the future undiscounted cash flows attributed to the asset are less than its carrying value. Measurement of an impairment loss for such long-lived assets and identifiable intangibles is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are required to be reported generally at the lower of the carrying amount or fair value less the cost to sell. The Company’s review of its long-lived assets and identifiable intangibles did not result in any impairment during the years ended July 29, 2017 and July 30, 2016.

Properties held for sale and other than temporarily idle property: As of July 29, 2017, the Company had two properties with warehouses located in Ocala, Florida (Ocala) and Freeport, Grand Bahamas (Bahamas) (collectively, the Properties).

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
Bahamas was built in 2007 and was held for lease to an unrelated third party until the tenant vacated the property in November 2014, at which time, the Company committed to a plan to sell the property. The Company had classified the Bahamas property as held for sale on the accompanying consolidated balance sheet as of July 30, 2016. During the year ended July 29, 2017, the Company entered into a lease three year agreement for the property with an unrelated third party, accordingly, at this time the property was placed back into service and reclassified to property and equipment. The value reclassified to property and equipment for Bahamas property was the lessor of its carrying value or its estimated fair value and is being depreciated over its useful life. Upon being placed back into service, the Company recorded the property at the carrying amount of the asset, adjusted for depreciation that would have been recognized had the asset continuously been held and used in operations. The Company completed its impairment analysis for the Bahamas property and determined the carrying amount, of $7,070,204 is considered to be fully recoverable as of July 29, 2017.

Ocala consists of a warehouse and office complex, two garage/maintenance buildings, a daycare building and excess land for which the Company’s management has committed to a plan to sell the properties (the Plan). The Plan was implemented as result of the Company’s relocation of its main headquarters and significant distribution warehouses to Pompano Beach, Florida. The Company classifies property that meet the criteria to be held for sale as current on the accompanying consolidated balance sheet. A property that no longer meets the criteria to be classified as held for sale is reclassified to other than temporarily idle property on the accompanying consolidated balance sheet. The Ocala property was classified as other than temporarily idle property on the accompanying consolidated balance sheet as of July 30, 2016, as this property was not expected to be recognized as a completed sale within one year and not expected to be utilized in operations. During the year end July 29, 2017, the Company determined the property met the criteria for held for sale as a result of the sale of the Company subsequent to year end (see Note 10) and reclassified the property to held for sale in the accompanying consolidated balance sheet.

The Ocala property is recorded at the lessor of its carrying value or its estimated fair value less estimated cost to sell. The Company periodically obtains valuation reports to assist them in estimating the fair value of the property. The valuation reports utilize both the income and market approach to determine the estimated fair value. The Company completed its impairment analysis for the Ocala property and determined the carrying amount, of $17,151,824 is considered to be fully recoverable as of July 29, 2017.

Other assets: Other assets consist principally of a supply agreement and deposits. The supply agreement is being amortized on a straight-line basis over the term of the related agreement.

Deferred financing costs: Deferred financing costs are presented as a direct deduction from the carrying amount of the related debt liability. Deferred financing costs are being amortized on a straight-line basis over the term of the related agreements. The amortization of the deferred financing costs on a straight-line basis approximates the effective interest method.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
Derivative instruments and hedging activities: The Company measures its derivative instruments at fair value and record them in the consolidated balance sheets as either an asset or liability. Gains or losses resulting from changes in the fair value of derivatives are recognized in the consolidated statements of comprehensive income when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment.

The Company’s policy is to designate at inception the specific assets, liabilities or future commitments being hedged and monitor the derivative to determine if it remains an effective hedge. The effectiveness of a derivative as a hedge is based on high correlation between the changes in its value and changes in the value of the underlying hedged item. The Company recognizes gains or losses for amounts received or paid when the underlying transaction settles. The Company does not enter into or hold derivatives for trading or speculative purposes. All of the Company’s outstanding derivative instruments have been designated as hedges.

Revenues: Revenues from the sale of goods is recognized when title and risk of loss pass to the customer, which generally occurs upon delivery, or when services are performed. Cash discounts and other promotional allowances received by the Company, which are recorded as a reduction of cost of sales, totaled $13,027,343 and $12,420,633 for the years ended July 29, 2017 and July 30, 2016, respectively.

Income taxes: The Company and its Subsidiaries join in filing consolidated income tax returns and account for income taxes pursuant to Accounting Standards Codification (ASC) Topic 740, Income Taxes. ASC 740 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and income tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting carrying values and the income tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when the Company does not believe it is more likely than not that it will generate a sufficient level of taxable income to utilize the deferred tax asset.

The Company recognizes the effect of income tax positions only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes and accounting in interim periods.

Fair value of financial instruments: Accounting principles generally accepted in the United States of America (GAAP) establish a framework for measuring fair value. Under this framework, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are defined as follows:

Level 1:	Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Level 2:
Valuations for assets and liabilities that are derived from less active markets or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:
Valuations for assets and liabilities that are derived from other valuation methodologies, including options pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker traded transactions.

The categorization of an asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. In determining appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are measured and reported on a fair value basis. During the years ended July 29, 2017 and July 30, 2016, there were no changes to the Company’s valuation techniques.

The following is a description of the valuation methodologies used to estimate fair values for financial instruments:

Cash, accounts receivable, accounts payable and accrued expenses: The estimated fair values approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization.

Notes receivable and long-term debt: The fair value of the Company’s notes receivable and short-term and long-term debt is estimated using discounted cash flow analyses based on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements and therefore considered Level 2 within the fair value hierarchy.

Derivative instruments: The Company’s derivative instruments are pay-fixed, receive-variable interest rate swaps based on London Interbank Offered Rate (LIBOR). The LIBOR rate is observable at commonly quoted intervals for the full term of the swap and therefore considered Level 2 within the fair value hierarchy.

There were no significant differences in the carrying amount and fair value of financial instruments as of July 29, 2017 and July 30, 2016.

Recent accounting pronouncements: In August 2017, the Financial Accounting Standards Board (FASB) has issued Accounting Standards Update (ASU) No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This amendment expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The amendments in this Update also make certain targeted improvements to simplify the application of hedge accounting guidance and ease the administrative burden of hedge documentation requirements and assessing hedge effectiveness. The new standard is effective for fiscal years beginning after December 15, 2019. The Company is in the process of evaluating the impact of this new guidance.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2018. The Company is in the process of evaluating the impact of this new guidance.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. ASU No. 2016-02 provides clarifying guidance to address narrow-scope improvements to the guidance on collectability, noncash consideration and completed contracts at transition. Additionally, the amendments in this Update provide a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is in the process of evaluating the impact of this new guidance.

In March 2016, the FASB has issued ASU No. 2016-05, Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships. The amendments apply to all reporting entities for which there is a change in the counterparty to a derivative instrument that has been designated as a hedging instrument. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effect the adoption of this standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less for which there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities and should recognize lease expense for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for years beginning after December 15, 2019, with early adoption permitted. At transition, lessees are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach, which includes a number of optional practical expedients related to the identification and classification of leases that commenced before the effective date of ASU No. 2016-02. An entity that elects to use the practical expedients will, in effect, continue to account for leases that commenced before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The Company is currently evaluating the effect the adoption of this standard will have on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard outlines a single comprehensive model for companies to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that revenue is recognized when a customer obtains control of a good or service. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the good or service. Transfer of control is not the same as transfer of risks and rewards, as it is considered in current guidance. The Company will also need to apply new guidance to determine whether revenue should be recognized over time or at a point in time. In August 2015, the FASB issued ASU No. 2015-14 which defers the effective date of ASU No. 2014-09 one year. ASU No. 2014-09, as deferred by ASU No. 2015-14, will be effective for annual reporting periods beginning after December 15, 2018, using either of two methods (a) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (b) retrospective with the cumulative effect of initially applying ASU No. 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined in ASU No. 2014-09. The Company has not yet selected a transition method and is currently evaluating the effect of the pending adoption of ASU No. 2014-09 on its consolidated financial statements.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent on the consolidated balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The guidance is effective for annual reporting periods beginning after December 15, 2017, and will only impact the presentation of the consolidated balance sheet.

Subsequent events: Management has evaluated subsequent events through November 2, 2017, the date on which the financial statements were available to be issued (see Note 10).
Note 2. Property and Equipment
Property and equipment used in operations, less amounts obtained under capital leases (see Note 3), as of July 29, 2017 and July 30, 2016, consist of the following:

	2017	2016
Land and improvements	$22,781,408	$22,075,230
Buildings and improvements	45,331,491	36,250,745
Fixtures and equipment	22,301,745	21,449,447
Total property and equipment	90,414,644	79,775,422
Less accumulated depreciation	(36,136,478)	(30,698,446)
	54,278,166	49,076,976
Construction in progress	43,559	97,915
Property and equipment, net	$54,321,725	$49,174,891

Total depreciation expense on property and equipment, less amounts obtained under capital leases (see Note 3), for the years ended July 29, 2017 and July 30, 2016, was $3,159,314 and $3,182,092, respectively.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Debt and Capital Lease Obligations
Debt obligations as of July 29, 2017 and July 30, 2016, consisted of the following:

	2017	2016
Promissory note payable – matures May 2018 (a)	$289,795	$358,111
Promissory note payable – matures March 2020 (b)	2,268,800	3,047,600
Promissory note payable – matures March 2020 (c)	15,354,162	16,946,958
Promissory note payable – matures October 2024 (d)	29,230,477	31,616,637
Revolving credit agreement – matures March 2020 (e)	7,817,049	10,593,588
	54,960,283	62,562,894
Less deferred financing costs	(280,913)	(289,960)
Total	54,679,370	62,272,934
Less current portion	(5,047,553)	(20,470,029)
Long-term portion	$49,631,817	$41,802,905

(a)
An unsecured promissory note in the amount of $483,855, bearing an annual interest rate of 3.33%, was issued on May 15, 2016. The note was used to finance property insurance premiums. Principal and interest payments were due monthly and the final payment was made in April 2017. A new unsecured promissory note in the amount of $343,282, bearing an annual interest rate of 4.37%, was issued on May 15, 2017. The new note was used to finance property insurance premiums. Principal and interest payments are due monthly with the final payment due April 2018.

(b)
A promissory note in the amount of $8,000,000 was issued on February 14, 2006. The promissory note was amended on October 21, 2013, and further amended on April 15, 2016 to extend the maturity date to March 31, 2020. Fees paid in connection with the amendment were not significant to the consolidated financial statements. The loan requires principal payments of $64,900 and payment of accrued interest on a monthly basis. Interest is computed monthly at a variable rate determined by the financial institution (3.73% as of July 29, 2017). The note is secured by the stock and all property of International Distributors of Grand Bahamas Limited, a wholly owned subsidiary of Associated Grocers of Florida, Inc. with a carrying value of approximately $7.0 million as of July 29, 2017. The promissory note contains various financial and nonfinancial covenants including a fixed charge ratio and a tangible net worth ratio.

(c)
A promissory note in the amount of $29,000,000 was issued on April 5, 2006. The promissory note was amended on October 21, 2013, December 9, 2015, and further amended on March 31, 2017 to extend the maturity date to March 31, 2020. Under the terms of the amended promissory note, principal and interest payments are due monthly, and the final payment is due March 31, 2020. Fees paid in connection with the amendment were not significant to the consolidated financial statements. Interest is computed monthly at a variable rate determined by the financial institution (3.73% as of July 29, 2017). The note is secured by real estate properties with a carrying value of approximately $71.7 million as of July 29, 2017. The proceeds of the original note were used to re-acquire an office and warehouse complex under a previously existing capital lease. The promissory note contains various financial and nonfinancial covenants and restrictions, including a fixed charge ratio and a tangible net worth ratio.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Debt and Capital Lease Obligations (Continued)

(d)
A promissory note in the amount of $44,000,000 was issued on March 29, 2007, modified on August 5, 2009, and amended and restated on October 20, 2014. The principal balance of the amended and restated promissory note as of October 20, 2014, was $35,792,421, which included an additional $3,342,400 financed in lieu of cash payment of the 2017 Swap termination fee (the 2017 Swap). The Amended Note requires monthly principal payments of $198,947 and accrued interest with final payment due the earlier of: (i) October 15, 2024, or (ii) the date on which the Revolving Credit Facility (see (e)) matures and is not refinanced, or terminated. Interest is computed as 30-day LIBOR plus a range between 2.75%-3.75% based upon leverage ratio requirements (3.73% as of July 29, 2017). The note is secured by real estate properties with a carrying value of approximately $71.7 million as of July 29, 2017. The promissory note contains various financial and nonfinancial covenants and restrictions, including a fixed charge ratio and tangible net worth ratio.

(e)
The Company maintains a $30,000,000 revolving long-term line of credit facility (the Revolving Credit Facility). The current agreement provides that funds borrowed will bear interest at the greater of 3.50% or the 30-day LIBOR plus a range between 2.50%-3.50% based upon certain leverage requirements (3.73% as of July 29, 2017). Borrowings outstanding as of July 29, 2017 and July 30, 2016, were $7,817,049 and $10,593,588, respectively, which did not include $9,569,732 and $7,954,832, respectively, of checks issued which had not cleared the bank. Borrowings under the Revolving Credit Facility are secured by accounts and notes receivable, inventory, and property and equipment of the Company. The Revolving Credit Facility requires the maintenance of minimum borrowings and was extended to March 31, 2020 on March 31, 2017. Fees paid in connection with the extension were not significant to the consolidated financial statements. The facility contains various financial covenants including a fixed charge ratio and a tangible net worth ratio, and restrictions on the issuance of stock, dividends and other payments.

Aggregate maturities of long-term debt as of July 29, 2017, are as follows:

Years ending July:
2018	$5,047,553
2019	4,757,758
2020	23,082,979
2021	2,386,161
2022	2,386,161
Thereafter	17,299,671
54,960,283
Less deferred financing costs	(280,913)
Total	$54,679,370

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Debt and Capital Lease Obligations (Continued)
Derivatives
Risk management objective of using derivatives: The Company is exposed to certain risks arising from business operations and economic conditions and attempts to manage exposure to a wide variety of business and operational risks principally through management of core business activities. The Company attempts to manage economic risk, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of debt financing and, at certain times, the use of interest rate derivatives. Specifically, the Company enters into interest rate derivatives to manage interest rate exposure with the following objectives:

•	Managing current and forecasted interest rate risk while maintaining financial flexibility and solvency;

•
Proactively managing cost of capital to ensure that management can effectively manage operations and execute business strategy, thereby maintaining a competitive advantage and enhancing shareholder value; and

•	Complying with applicable covenant requirements and restrictions.

Cash flow hedges of interest rate risk: In using interest rate derivatives, the Company’s objective is to add stability to interest expense and to manage exposure to interest rate movements. To accomplish these objectives, the Company primarily uses interest rate derivatives as part of its interest rate risk management strategy. Interest rate derivatives designated as cash flow hedges involve the receipt of variable rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the applicable agreement, without exchange of the underlying notional amount.

During 2007, the Company entered into an interest rate derivative instrument, the 2017 Swap, with a financial institution to reduce its exposure to increases in interest rates on the promissory note as described in (d) above. Under the 2017 Swap, the Company pays a fixed interest rate of 7.08% on the notional outstanding principal amount and receives a variable rate of interest equal to the 30-day LIBOR plus 1.75%. The Company also entered into an interest rate cap agreement (the 2010 Swap) with the financial institution to reduce its exposure to increases in interest rates on an $8,800,000 notional amount of the promissory note. Under the 2010 Swap, the Company pays a variable rate of interest which cannot exceed the fixed interest rate of 7.08% on the notional outstanding principal amount. The 2010 Swap matured on March 29, 2017, and was not replaced. Upon entering into these interest rate derivatives, the Company designated them as a hedge of variability of their variable rate interest payments. Therefore, these interest rate derivatives are considered cash flow hedges.

On September 11, 2014, the Company terminated its 2017 Swap associated with the promissory note payable described in (d), and entered into a new interest rate derivative instrument (the 2024 Swap). Upon termination, the Company was obligated to the holder of the 2017 Swap in an amount of $3,342,400, which approximated the fair value of the 2017 Swap as of the termination date. The $3,342,400 was financed through proceeds from the promissory note payable as described in (d). As of the termination date amounts that remain in accumulated other comprehensive income relating to the terminated 2017 Swap will be reclassified out of accumulated other comprehensive income as the amounts are amortized to interest expense on a straight-line basis through March 2017, the period of the original hedging relationship. The unamortized amount relating to the terminated 2017 Swap included in accumulated other comprehensive income was $817,307 as of July 30, 2016. The amounts were fully amortized as of July 29, 2017. The 2024 Swap became effective October 20, 2014, matures on October 15, 2024, and has an original notional amount of $35,792,421. Under the 2024 Swap, the Company pays a fixed interest rate of 2.66% on the notional outstanding principal amount and receive a variable rate of interest equal to the 30-day LIBOR. The notional amount of the 2024 Swap was $29,230,477 as of July 29, 2017. Upon entering into this interest rate derivative, the Company designated it as a hedge of variability of their variable rate interest payments. Therefore, this interest rate derivative is considered a cash flow hedge.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Debt and Capital Lease Obligations (Continued)
Upon entering into these interest rate derivatives, the Company documents their hedging relationships and their risk management objectives. The interest rate derivatives do not include written options. The interest rate derivatives are intended solely to modify the payments for a recognized liability from a variable rate to a fixed rate.

During the period of each interest rate derivative, the Company recognizes the derivatives at fair value as an asset or liability on their consolidated balance sheets. The effective portion of the change in the fair value of the interest rate derivatives is recorded in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in accumulated other comprehensive loss related to derivatives are reclassified to interest expense as the related interest payments are made on the Company’s variable rate debt.

The fair values of the derivative instruments are estimated by obtaining quotations from the financial institutions that are counterparties to the instruments. The fair values are estimates of the net amount that would be paid on July 29, 2017 and July 30, 2016, if the agreements had been transferred to other parties or cancelled on such dates. The fair value of the Company’s interest rate derivatives were $1,147,613 and $2,964,050, respectively, and classified as noncurrent other liabilities in the consolidated balance sheets as of July 29, 2017 and July 30, 2016.

The following table presents the effect of the interest rate derivatives on the consolidated statements of comprehensive income for the years ended July 29, 2017 and July 30, 2016:

	Cash Flow Hedging Relationships
	2017	2016
Interest rate derivatives:
Liability at beginning of period	$(2,964,050)	$(1,555,047)
Effective portion of gains (losses) recognized in other comprehensive income	326,355	(3,554,161)

Effective portion of gains recorded in accumulated other comprehensive loss and reclassified into interest expense	1,490,082	2,145,158

Liability at end of period	$(1,147,613)	$(2,964,050)

Based on the LIBOR rate curve, the Company estimates approximately $471,000 of unrealized net loss related to the interest rate derivatives will be reclassified from accumulated other comprehensive loss and recognized in earnings over the next twelve months.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Debt and Capital Lease Obligations (Continued)
Capital leases: The Company obtained certain equipment under capital lease agreements. Equipment obtained under capital leases of $3,114,062 and $7,028,355 as of July 29, 2017 and July 30, 2016, respectively, are presented in the consolidated balance sheets net of accumulated depreciation of $1,921,880 and $5,700,486 as of July 29, 2017 and July 30, 2016, respectively. As of July 29, 2017 and July 30, 2016, the liability for capital leases was $1,220,392 and $2,086,258, respectively. Depreciation expense on leased equipment for the years ended July 29, 2017 and July 30, 2016, was $596,612 and $1,003,399, respectively. Future scheduled minimum lease payments remaining under capital lease obligations together with the present value of the net minimum lease payments as of July 29 2017, are as follows:

Years ending July:
2018	$610,378
2019	407,173
2020	218,507
2021	86,739
2022	16,783
Total minimum lease payments	1,339,580
Less executory costs (property taxes) included in the total minimum lease payments	(41,626)
Net minimum lease payments	1,297,954
Less amount representing interest	(77,562)
Present value of net minimum lease payments	1,220,392
Less current portion	(544,524)
Long-term capitalized lease obligations	$675,868
Note 4. Income Taxes
The components of the provision for income taxes for the years ended July 29, 2017 and July 30, 2016, are as follows:

	2017	2016
Current	$3,043,470	$2,495,501
Deferred	(371,314)	130,092
	$2,672,156	$2,625,593

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Income Taxes (Continued)
Deferred income taxes as of July 29, 2017 and July 30, 2016, provide for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. The tax effects of temporary differences consist of the following components:

	2017	2016
Deferred tax assets:
Property and equipment	$896,589	$669,401
Derivative instruments	473,771	1,492,696
Allowance for doubtful accounts	571,217	534,531
Inventory capitalization	359,059	276,394
Other	180,609	142,801
	2,481,245	3,115,823

Deferred tax liabilities:
Other	498,419	485,389
Deferred interest expense	880,422	880,422
Deferred gain on sale of properties	6,117,941	6,117,941
	7,496,782	7,483,752
	$(5,015,537)	$(4,367,929)

The significant items reconciling the expected income tax expense at the corporate tax rate of 34% to the actual income tax expense primarily consists of state taxes which added 5.9%, permanent items which added 2.7%, and provision to return true-up entries, which added 3.8%.

The deferred tax amounts mentioned above have been classified on the accompanying consolidated balance sheets as of July 29, 2017 and July 30, 2016, as follows:

	2017	2016
Current assets	$1,110,885	$953,727
Noncurrent liabilities	(6,126,422)	(5,321,656)
	$(5,015,537)	$(4,367,929)
A valuation allowance is not deemed necessary because management believes that it is more likely than not that the Company will generate taxable income sufficient to realize the tax benefits associated with the deferred tax assets shown above.
The Company has determined that there are no uncertain tax positions that require evaluation and recognition in the accompanying consolidated financial statements.

The Company and its subsidiaries file a consolidated income tax return in the U.S. federal jurisdiction and Florida state jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal, or state and local income tax examinations by tax authorities for years before 2013. Based on the Company’s assessment of many factors, including past experience and complex judgments about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Commitments and Contingencies
Leases: The Company leases certain property and equipment from various lessors under non-cancellable lease agreements through 2023. Rent expense for the years ended July 29, 2017 and July 30, 2016, was $3,546,801 and $3,358,051, respectively.

The following sets forth the Company’s lease commitments for future minimum rentals as of July 29, 2017:

Operating Leases
Years ending:
2018	$3,040,161
2019	2,625,373
2020	1,791,378
2021	1,124,608
2022	1,104,702
Thereafter	2,922,242
Total minimum payments	$12,608,464

Letters of credit: The Company had no outstanding letters of credit as of July 29, 2017 and July 30, 2016.

Litigation: The Company is involved in litigation arising during the normal course of its business. The Company, based upon the advice of counsel, does not believe that the outcome of any pending or threatened litigation will have a material effect on its consolidated financial position or results of operations.
Note 6. Members’ Investment
The Company operates as a cooperative and its bylaws provide for the annual distribution of earnings, subject to certain limitations, and approved by the Board of Directors, to the eligible shareholder members as year-end patronage. Membership in the Company is composed of individuals, partnerships (general or limited), corporations, business trusts, business associates or sole proprietorships doing business in the continental United States, any of its territories or other foreign countries, provided that they shall meet all the requirements and qualifications for membership as established from time to time by the Board of Directors. Upon qualification and election by the Board of Directors to become a shareholder member of the Company, each member is required to own 15 shares of Class A common stock.
Buying deposits of a minimum of two weeks’ average purchases are required for those associate members who are in the process of qualifying for shareholder membership of the cooperative and upon receipt are recorded as a liability in the accompanying consolidated balance sheets. Upon admittance as a shareholder member in the cooperative, the buying deposits are converted into nonvoting Class B common stock, which has a $5 stated value. Members continue to invest in Class B common stock buying deposits until the sum of the value of their Class B common stock equals the two-week average purchase requirement or $50,000, whichever is less.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Members’ Investment (Continued)
Class C common stock represents the equity investment that the shareholder member has in the Company equal to three weeks average purchases less their investment in the Class B stock. Class C common stock is nonvoting, and each share has a $5 stated value. The Class C common stock is issued in exchange for Class B common stock when the value exceeds the buying deposit amount required under the bylaws. These exchanges are made on a share for share (1:1) basis.

Class D common stock represents the equity investment that the shareholder member has in the Company in excess of their investment in Class B and Class C common stock. Class D common stock is nonvoting, and each share has a $5 stated value. The Class D common stock is issued in exchange for Class C common stock when the value exceeds the three week average purchase investment amount required under the bylaws. These exchanges are made on a share for share (1:1) basis.

Direct patronage is distributed to members and customers throughout the year. Year-end patronage, if approved by the Board of Directors, accounts for any remaining distributions of earnings. The year-end patronage is generally paid in the form of cash, Class B common stock, Class C common stock and/or Class D common stock. Year-end patronage can be distributed in the year it is approved by the Board of Directors and/or the following year.

The Company declared a year-end patronage of $6,389,785 and $5,496,896 to be paid in the form of cash and Class B common stock for the respective years ended July 29, 2017 and July 30, 2016, of which $3,966,488 and $3,445,496 were included in accounts payable and accrued expenses and $2,423,295 and $2,051,400 were included in Class B common stock in the accompanying consolidated balance sheets as of July 29, 2017 and July 30, 2016, respectively.

A valuation of the Class B common stock, Class C common stock and Class D common stock is made annually, and the Board of Directors ratifies the report prepared by an outside valuation company which is then used for all purchases of stock for the current year, the calculation for the number of shares issued as part of the members year-end patronage rebate and the value of B, C and D stock for all resignations in the ensuing year.

Resigned shareholder members are paid for their Class A common stock 90 days after the Board of Directors accepts the member’s resignation and other provisions of the Company’s bylaws have been met. On November 16, 2016 the Board of Directors approved a resolution to amend the bylaws, ratified by the shareholders, whereby the resigned members’ Class B common stock, Class C common stock and Class D common stock are redeemable using the effective date of the Board of Directors acceptance of that individual shareholder’s resignation. Under the provisions of the amended bylaws, the resulting value of the redeemable shares of Class B, Class C and Class D common stock are then reclassified to other liabilities and payments are then made under the guidelines of the bylaws. The provisions of the amended bylaws, state that all amounts due to resigned shareholders are pooled, and the Board of Directors annually determines the actual cash amount to be paid in any year, up to 5% of total members’ investment as of the most recently closed year-end.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Supplemental Cash Flow Information
Income taxes paid: The Company made cash income tax payments of $1,900,000 and $1,000,000 for the year ended July 29, 2017 and July 30, 2016. The Company had income taxes payable as of July 29, 2017 and July 30, 2016 of $1,306,346 and $529,373, respectively, which is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Interest paid: The Company paid interest of $2,637,443 and $3,228,555 during the years ended July 29, 2017 and July 30, 2016, respectively. The Company incurred amortization expense on deferred financing fees in the amount of $112,766 and $136,141 during the years ended July 29, 2017 and July 30, 2016, respectively. Also included in interest expense on the accompanying consolidated statements of comprehensive income is the amortization expense of the swap termination fee (see Note 3) in the amount of $891,307 and $1,448,373, respectively, during the years ended July 29, 2017 and July 30, 2016.

Noncash investing and financing activities: For the years ended July 29, 2017 and July 30, 2016, the Company redeemed $2,683,947, and $2,454,310, respectively, of stock from resigned members, of which $0 and $63,278, respectively, was offset against amounts payable and unpaid amounts on members’ notes receivable. The Company made cash payments of $1,209,947 and $1,389,452 during the years ended July 29, 2017 and July 30, 2016, respectively, which reduced the outstanding cumulative redeemed stock payable accounts. As of July 29, 2017 and July 30, 2016, $5,429,434 and $3,954,487 is payable to resigned members and is presented as a component of accounts payable within current liabilities in the consolidated balance sheets.

During the years ended July 29, 2017 and July 30, 2016, the Company acquired $1,492,874 and $453,443, respectively, of property and equipment financed as capital leases.
Note 8. Intangible Assets
Intangible assets consist of an amount associated with an operating lease acquired from a company in bankruptcy for $5,316,000 on August 25, 2003. The lease contained favorable terms, which were and are significantly below current market value, and accordingly, the Company has identified the favorable terms under this lease as an intangible asset with a life of 20 years, which is the term of the lease. As of July 29, 2017 and July 30, 2016, accumulated amortization totaled $3,724,666 and $3,455,316, respectively. During each of the years ended July 29, 2017 and July 30, 2016, the Company amortized approximately $269,000 of the intangible asset and such expense is presented within operating and administrative expenses in the accompanying consolidated statements of comprehensive income.

As of July 29, 2017, approximate amortization expense for the next five years is estimated as follows:

Amortization Expense
Years ending:
2018	$269,000
2019	269,000
2020	269,000
2021	269,000
2022 and thereafter	500,540
$1,576,540

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. 401(k) Profit Sharing Plan
The Company maintains a 401(k) Profit Sharing Plan (401k Plan) for voluntary employee contributions for those employees meeting eligibility requirements as defined in the 401k Plan. The 401k Plan also provides for discretionary contributions by the Company upon approval by the Board of Directors. For the year ended July 29, 2017, matching contributions by the Company for employee elective deferrals for the Plan year ended December 31, 2016 were $282,515.  The Company also accrued $144,702 for matching contributions for employee elective deferrals for the Plan Year ended December 31, 2017. Contributions by the Company to the Plan were a $300,000 profit sharing contribution and a $32,656 match contribution for employee elective deferrals for the year ended July 30, 2016, related to the December 31, 2015 Plan year.
Note 10. Subsequent Events
On October 17, 2017, Associated Grocers of Florida, Inc. (the Company) entered into an Agreement and Plan of Merger (the Merger Agreement), with SUPERVALU INC., a Delaware corporation (SVU), and Gator Merger Sub Inc., a Florida corporation and wholly-owned subsidiary of SVU (Merger Sub), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge (the Merger) with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of SVU.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger: (1) each share of Class A Stock, no par value per share, of the Company (collectively, the Class A Shares) (other than the Excluded Shares (as defined in the Merger Agreement) will be cancelled and be converted into the right to receive $100. per Class A Share, in cash without interest (the Class A per share Merger Consideration), and (2) each share of Class B Stock, no par value per share , of the Company (collectively, the Class B Shares), each share of Class C Stock, no par value per share, of the Company ( collectively the Class C Shares) and each share of Class D Stock no par value, of the Company (collectively the Class D Shares and together with the Class A Shares, the Class B Shares and the Class C Shares, the Shares) (other than the Excluded Shares) will be cancelled and be converted into and represent the right to receive $65 per Class B, Class, C Share, or Class D Share, as applicable in cash, without interest, subject to the adjustments set forth in Section 2.4(c) of the Merger Agreement (the Class B, C and D Per Share Merger Consideration) and the Company will become a wholly owned subsidiary of SVU.

Consummation of the Merger is subject to certain closing conditions, including: (i) the approval of the Merger Agreement by the holders of a majority of the outstanding Shares of each class of Shares, on a class by class basis, as of the applicable record date, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the absence of any law or order prohibiting the Merger or the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that each shareholder of the Company will have the opportunity to enter into a new supply agreement with the Company on specified terms and conditions, to be effective after the closing of the merger. The opportunity to enter into a new supply agreement will expire 30 days after the closing of the merger. The form of the domestic supply agreement to be offered to all shareholders who are domestic customers of the Company will be substantially in the form executed by all shareholders of the Company affiliated with Sedano’s at the time the Merger Agreement was executed (the execution of such agreement by Sedano’s shareholders was required by SVU as a condition to SVU’s execution of the Merger Agreement). The form of the export supply agreement will differ substantially from the domestic supply agreement, in part to reflect differing market customs. If a shareholder has an existing supply agreement and does not elect to enter into one of these new supply agreements, then that existing supply agreement will continue to apply in accordance with its terms.

Associated Grocers of Florida, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Subsequent Events (Continued)
The Company and SVU have made customary representations, warranties and covenants in the Merger Agreement for a transaction of this nature. SVU made a non-binding commitment, for a period of twelve months after the closing, to continue to provide products and services on terms and conditions (including pricing and quantity terms) no less favorable in all material respects to each Member of the Company as such Member enjoyed in the previous twelve months prior to the date of the Merger Agreement, subject to certain credit support requirements and other conditions, including such Member continuing to purchase products and services, without interruption in any material respect, in the same or greater amount as purchased in the twelve months prior to the date of the Merger Agreement.

The Merger Agreement contains certain termination rights for both Company and SVU, including if: (i) the consummation of the Merger is legally prohibited or enjoined, (ii) the Merger is not consummated by March 16, 2018, but subject to extension to June 14, 2018 if certain antitrust-related conditions have not been satisfied or waived, (iii) there has been a breach by the other party that is not cured such that the applicable closing conditions would not be satisfied, or (iv) the approval by each class of the Company’s shareholders, on a class by class basis, is not obtained. Upon the termination of the Merger Agreement under certain specified circumstances, including in connection with a change in the recommendation of the Company’s Board of Directors, the Company may be required to pay SVU a termination fee of $7.0 million and reimburse SVU for certain expenses up to $0.5 million. In connection with termination of the Merger Agreement under certain specified circumstances related to the failure to obtain antitrust approvals, SVU may be required to pay the Company a termination fee of $9 million.

The Company estimates that it will incur $3.5 million in acquisition-related costs (referred to in the Merger Agreement as Transaction Expenses), comprised principally of advisory, legal, accounting and other professional and consulting fees, and with the remaining Transaction Expenses expected to be incurred during the second and potentially third quarters of fiscal 2018. Pursuant to ASC 805-10-25-23, such costs will be accounted for as expenses in the period(s) in which the costs are incurred and the services are received.